Exhibit 10.19

SALARY CONTINUATION AGREEMENT

THIS AGREEMENT dated as of February 1, 2010 is made by and between GenVec, Inc. (the “Company”), and Douglas E. Brough (the “Executive”).

WHEREAS, the Company considers it essential to its best interests and to the best interests of its stockholders to foster the continuous employment of its key management personnel; and

WHEREAS, the Company has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of the Company's management, including the Executive, to their assigned duties.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

1.            DEFINED TERMS. Capitalized terms shall have the meaning provided in this Agreement.

2.            TERM OF AGREEMENT. This Agreement shall become effective as of the date hereof and shall remain in effect indefinitely thereafter provided, however, that the Company may terminate this Agreement by giving the Executive at least 12 months advance written notice of such termination.

3.            SEVERANCE BENEFITS.

(a)   In order to induce the Executive to continue to serve as an employee of the Company, the Company agrees, under the terms and conditions set forth herein, that the Company shall provide to the Executive the benefits described in Sections 3.1, 3.2, and 3.3 below (the “Severance Benefits”), if the Company terminates the Executive's employment without Cause and other than by reason of death or disability.

(b) For purposes of this Agreement, Cause shall mean:

(a)   the willful and continued failure of the Executive to substantially perform the Executive's duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness);

(b)   the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company;

(c)   personal dishonesty or breach of fiduciary duty to the Company that in either case results or was intended to result in personal profit to the Executive at the expense of the Company; or

(d)   willful violation of any law, rule or regulation (other than traffic violations, misdemeanors or similar offenses) or cease-and-desist order, court order, judgment or supervisory agreement, which violation is materially and demonstrably injurious to the Company.

For purposes of the preceding clauses, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith and without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon prior approval given by the Board or upon the instructions or with the approval of the Executive's superior or based upon the advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

3.1           SEVERANCE PAYMENT. In lieu of any further salary payments to the Executive for periods subsequent to the Executive's date of termination of employment with the Company (the “Date of Termination”), the Company shall continue to pay to the Executive the Executive's base salary for a 12 month period. Such continued base salary shall be paid in a manner consistent with the then current payroll practices of the Company.

3.2           CONTINUED BENEFITS. For a 12 month period beginning on the Executive's Date of Termination (the “Benefits Period”), the Company shall provide Executive with life insurance and health insurance (together, “Welfare Benefits”) under the Company's employee benefit plans and policies. During the Benefits Period, the Executive shall be entitled to elect to change Executive's level of coverage and/or Executive's choice of coverage options (such as the Executive only or family medical coverage) with respect to the Welfare Benefits to be provided by the Company to the Executive to the same extent that active employees of the Company are permitted to make such changes; provided, however, that in the event of any such changes, the Executive shall pay the amount of any cost increase that would actually be paid by an active employee of the Company by reason of making the same changes in Executive's level of coverage or coverage options. In the event that the Executive becomes employed by a new employer and is eligible to receive health insurance and/or other welfare benefits (“New Coverage”), the Welfare Benefits coverage provided under this Section 3.2 shall be secondary to such New Coverage.

3.3           PRO RATA BONUS. The Company shall pay to the Executive a lump sum cash payment equal to the product of (x) the bonus paid to the Executive for the fiscal year preceding the Executive's Date of Termination, divided by twelve (12) and multiplied by (y) the number of months of service during the year of termination.

3.4           SECTION 409A COMPLIANCE.  Amounts payable other than those expressly payable on a deferred or installment basis, will be paid as promptly as practical and, in any event, within 2½ months after the end of the year in which such amount was earned.

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Any amount that the Executive is entitled to be reimbursed will be reimbursed as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred, and the amount of the expenses eligible for reimbursement during any calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year.

If at the time of separation from service (i) the Executive is a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time, and (ii) the Company  makes a good faith determination that an amount payable by the Company to the Executive constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after such six-month period together with interest for the period of delay, compounded annually, equal to the prime rate (as published in the Wall Street Journal) in effect as of the dates the payments should otherwise have been provided.

4.   MISCELLANEOUS.

4.1          NON-DISPARAGEMENT. Executive agrees that Executive will not make or publish any adverse, disparaging, untrue, or misleading statement or comment about the Company or any of its officers, directors, employees, or agents. The Company agrees that it will not make or publish any adverse, disparaging, untrue, or misleading statement or comment about Executive.

4.2          NON-COMPETE.

(a)          Executive acknowledges that, as a result of Executive's positions with the Company Executive has access to information with respect to the development, implementation and management of the Company's business strategies and plans, including those which involve the Company's finances, manufacturing, marketing, operations, industrial relations and acquisitions. Accordingly, during the period of Executive's employment with the Company and for a period of 12 months thereafter, Executive agrees that Executive shall not, directly or indirectly, in any capacity, carry on, be engaged in, assist, consult for or have any financial or other interest in any business which is in competition with the business of the Company (provided that a financial interest of not more than two percent (2%) in any company which is publicly traded and whose shares are listed on a national stock exchange shall be permitted). In addition, Executive shall not, on Executive's behalf or on behalf of any firm, partnership, corporation or any other person or entity, directly or indirectly, during the twelve month period following Executive's termination of employment from the Company, for any reason whatsoever, solicit or offer employment to any person who has been employed by the Company at any time during the twelve months immediately preceding such solicitation. For purposes of this Section 4.2, a business shall be deemed to be in competition with the business of the Company if it is principally involved or if it has proposed to become principally involved in the purchase, sale or other dealing in any property or product or the rendering of any service purchased, sold, dealt in or rendered, by the Company as a material part, or expected material part, of the business of the Company.

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(b)           The Executive and the Company agree that this covenant not to compete and the covenant not to solicit are reasonable covenants under the circumstances, Executive has been adequately compensated for such covenants, and further agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended.

4.3           NONDISCLOSURE. During the Executive's employment with the Company and thereafter, the Executive shall not disclose or use in any way any confidential business or technical information or trade secret acquired in the course of such employment, other than (i) information that is generally known in the Company's industry or acquired from public sources, (ii) as required in the course of such employment, (iii) as required by any court, supervisory authority administrative agency or applicable law, or (iv) with the prior written consent of the Company.

4.4           NO MITIGATION. The Company agrees that, if the Executive's employment by the Company is terminated in a manner that results in the Executive becoming entitled to the Severance Benefits, the Executive shall not be required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to this Agreement. Except to the extent provided in Section 3.2 hereof, the amount of any payment or benefit provided for under this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer or by retirement benefits.

4.5           SUCCESSORS. In addition to any obligations imposed by law upon any successor to the Company, the Company shall be obligated to require any successor (whether direct or indirect and whether by merger, consolidation, operation of law, or otherwise) to the Company to expressly assume this Agreement and the obligations hereunder. In the event of such a succession, references to the “Company” herein shall thereafter be deemed to include such successor.

4.6           DEATH. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount or benefit would still be payable or required to be provided to the Executive hereunder if the Executive had continued to live, all such amounts and benefits, unless otherwise provided herein, shall be paid or provided in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate.

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4.7           NOTICES. For the purpose of this Agreement, notices and all other communications shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Company:

GenVec, Inc.

65 West Watkins Mill Road,

Gaithersburg, MD 20878

Attention: Director of Human Resources

To the Executive:

Douglas E. Brough

GenVec, Inc.

65 West Watkins Mill Road,

Gaithersburg, MD 20878

4.8           MODIFICATION; WAIVER. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board or its delegee. The Company's or the Executive's failure to insist upon strict compliance with the terms of this Agreement or the failure of the Company or the Executive to assert any right the Company or the Executive may have hereunder shall not be deemed a waiver of such provision or right or any other provision of this Agreement.

4.9           ENTIRE AGREEMENT. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

4.10         APPLICABLE LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Maryland without regard to principles of conflicts of laws thereof.

4.11         WITHHOLDING. The Severance Benefits shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed.

4.12         VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

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4.13         NO RIGHT TO CONTINUED EMPLOYMENT. Nothing in this Agreement shall be deemed to give the Executive the right to be retained in the employ of the Company, or to interfere with the right of the Company to discharge the Executive at any time and for any lawful reason, subject in all cases to the terms of this Agreement.

4.14         NO ASSIGNMENT OF BENEFITS. Except as otherwise provided herein or by applicable law, no right or interest of the Executive under this Agreement shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective.

4.15         HEADINGS. The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Agreement, and shall not be employed in the construction of this Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officer, thereunto duly authorized, and the Executive has executed this Agreement, all as of the day and year first above written.

GENVEC, INC.

By:	/s/ Paul H. Fischer, Ph. D.
Paul H. Fischer, Ph.D.
Title:	President & CEO

EXECUTIVE:

By:	/s/ Douglas E. Brough, Ph.D.
Douglas E. Brough, Ph.D.
Title:	Vice President, Research

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